Exhibit 10.1


                             [Appleton Letterhead]


September 28, 2006

Thomas J. Ferree
33240 Glen Drive #6
Sioux City, Iowa  51108

Re:  Chief Financial Officer

Dear Tom:

I am writing to offer to employ you as Chief Financial Officer, as follows:

Start Date. You will begin work on October 16, 2006.

Reporting Relationship. You will report to Mark Richards, CEO.


Annual Cash Compensation. Base salary of $325,000 plus an annual performance bonus with a target of 50% of base salary. Your salary level will be reviewed by the Compensation Committee early each year starting in 2008. Our performance bonus plan for 2007 will be determined by the Compensation Committee and will likely be based on Business Value Added targets established by the Board of Directors and provide for payouts of between 10% of base salary if a defined threshold level is met (with no performance bonus if that minimum level is not met) and 100% or more of base salary if outstanding levels are met. We will pay you a bonus of 50% of your base salary actually paid in 2006 on the same date in March 2007 that we make payments under our 2006 incentive plan. If your employment with us ends before June 30, 2007, you agree to repay us the amount paid as a 2006 bonus.

Long-Term Incentive Plan. We expect to award you 18,500 units in our long-term incentive plan effective January 1, 2007 (at the December 31, 2006 share price), subject to plan rules, including any modifications. We would expect, subject to future compensation plans and Board approval, to award an additional 18,500 units effective January 1, 2008 and subsequent years. A copy of our plan is enclosed.

Sign-on Cash Bonus. We will pay you a cash sign-on bonus of $25,000 at the same time as your first pay on our regular payroll cycle. If your employment with us ends before June 30, 2007, you agree to repay us the amount paid as a sign-on bonus.

Salaried Benefits. You will be covered under our salaried benefits package, including participation in our defined benefit pension plan and KSOP plan, summaries of which are enclosed.

Vacation. You will be entitled to four weeks of vacation in addition to fixed and floating holidays.

Termination Protection Agreement. We will enter into a Termination Protection Agreement with you under the terms and conditions of the termination protection agreements between us and our current senior executives. In general, our current agreements provide for payments following termination other than for cause of 18 months of base pay in salary continuation if the termination does not follow a change of control and two years of base pay plus target bonus paid in a lump sum if the termination does follow a change of control.

Thomas J. Ferree
September 28, 2006
Page 2

Relocation. We will require that you relocate to the Appleton area and will provide you with the benefits under the enclosed relocation policy.

Executive Benefits. We will provide you with executive benefits under: (i) our Supplemental Executive Retirement Plan which "tops up" our qualified pension plan, (ii) a nonqualified deferred compensation plan which will allow deferral of income in excess of IRS 401(k) limits; (you will be eligible to defer income in 2007 based on elections to be made later in 2006) (iii) An annual executive perquisite allowance of $15,000. The allowance will be paid bi-weekly and will be taxed as ordinary income; and (iv) An executive life insurance benefit which provides an individual policy of two and one-half times your initial base salary plus $50,000 in group coverage. The individual policy is subject to underwriting requirements and is in lieu of the standard group life insurance. Any of these benefits may be changed at any time.

This offer is contingent upon successful completion of our pre-employment physical examination and drug screen.

We will arrange your physical and drug screen at your earliest convenience upon acceptance of this offer.

We look forward to your leadership for Appleton. Please feel free to call me at my office (920-991-8663) or on my cell phone (920-378-0060).

Very truly yours,


/s/ Paul J. Karch
Paul J. Karch

Enc.

c: Mark Richards
   Mark Pierce

Accepted and Agreed:


/s/ Thomas J. Ferree
Thomas J. Ferree                             Date: 9/29/06